As filed with the Securities and Exchange Commission on June 29, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FEDERAL REALTY INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation or organization)

52-0782497

(I.R.S. Employer Identification No.)

1626 East Jefferson Street

Rockville, Maryland 20852

Telephone: (301) 998-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dawn M. Becker, Executive Vice President, General Counsel and Secretary

Federal Realty Investment Trust

1626 East Jefferson Street

Rockville, Maryland 20852

Telephone: (301) 998-8100

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Jeffrey B. Grill, Esq.

Eric M. Green, Esq.

Pillsbury Winthrop Shaw Pittman LLP

2300 N Street, N.W.

Washington, D.C. 20037

(202) 663-8000

Approximate date of commencement of proposed sale of the securities to the public:

From time to time following the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, $0.01 par value	1,000,000	$49.56	$49,560,000	$2,766

(1)	In accordance with Rule 416(a) under the Securities Act, the registrant is also registering hereunder an indeterminate number of shares of the registrant’s common shares that may be issued and resold resulting from share splits, share dividends or other similar changes in the registrant’s capitalization.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices reported on the New York Stock Exchange on June 25, 2009.

PROSPECTUS

Dividend Reinvestment and Share Purchase Plan

1,000,000 Common Shares of Beneficial Interest

The Dividend Reinvestment and Share Purchase Plan, which we refer to as the Plan, provides record holders of our common shares of beneficial interest, as well as other interested investors, with a convenient and economical way to acquire common shares.

PLAN HIGHLIGHTS

•

You may participate in the Plan if you own our common shares. If you do not own any common shares, you may be able to make your initial investment in our common shares through the Plan with a minimum initial investment of $250.

•	Once you are enrolled in the Plan, you may buy additional common shares by automatically reinvesting all or a portion of the cash dividends paid on your common shares.

•	Once you are enrolled in the Plan, you may buy additional common shares by making optional cash investments from $25 to $10,000 per month.

Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not elect to participate in the Plan, you will receive cash dividends, if and when declared by our board of trustees.

Our common shares are traded on the New York Stock Exchange under the ticket symbol “FRT.” The closing price of our common shares on June 25, 2009 was $50.18.

Investing in our securities involves risks. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 29, 2009.

No person has been authorized to give any information or to make any representation not contained in this Prospectus. This Prospectus does not constitute an offer of any securities other than those described on the cover page or an offer to sell or a solicitation of an offer to buy within any jurisdiction to any person to whom it is unlawful to make such offer or solicitation within such jurisdiction.

QUESTIONS CONCERNING THE PLAN

Please address all correspondence concerning the Plan to:

American Stock Transfer & Trust Company

P.O. Box 922 Wall Street Station

New York, NY 10269-0560

Federal Realty Investment Trust should be mentioned in all correspondence and Plan participants should give the number of their account. American Stock Transfer & Trust Company may be telephoned at (718) 921-8283 or (877) 611-8039.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act. This prospectus does not contain all of the information included in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see the agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any incorporated document is accurate as of any date other than the date of the document. You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information” in this prospectus.

References to “we,” “us,” “our” or “ours” refer to Federal Realty Investment Trust and its directly or indirectly owned subsidiaries, unless the context otherwise requires.

SUMMARY OF THE PLAN

The following summary of our Plan may omit information that may be important to you. You should carefully read the entire text of the Plan contained in this prospectus beginning on page 4 before you decide to participate in the Plan.

Enrollment:	Our existing shareholders can participate in the Plan by submitting a completed authorization form or by completing the enrollment procedures specified on the website of the Plan’s administrator, American Stock Transfer & Trust Company, at www.amstock.com. Please see Questions 6 and 7 for more detailed information.

Initial Investment:	If you do not own any of our common shares, you may be able to participate in the Plan by making an initial investment in our common shares through the Plan with a minimum initial investment of $250. Your ability to make your initial investment in our common shares through the Plan may be limited, however, by applicable state securities or “blue sky” laws, as well as laws applicable to investors residing outside the United States. Please see Questions 4 and 6 for more detailed information.

Reinvestment of Dividends:	You can reinvest your cash dividends on all or a portion of your common shares. You will be able to purchase additional common shares by reinvesting your dividends. Please see Question 2 for more detailed information.

Optional Cash Investments:	After your enrollment in the Plan, you can buy additional common shares. You can invest a minimum of $25 to a maximum of $10,000 in any one month.

Source of Shares:	Initially, the administrator of the Plan will purchase our common shares directly from us as newly issued common shares. We may, at our election, also direct the Plan administrator to acquire shares for use under the Plan through open market transactions. Please see Question 10 for more detailed information.

Purchase Price:

Under the Plan, with respect to reinvested dividends and optional cash investments, the purchase price for our common shares that the administrator purchases directly from us will equal 100% of the average of the daily high and low sales prices for common shares reported by the New York Stock Exchange for the period of five trading days ending on the day of purchase. The purchase price for common shares purchased by the administrator in the open market will equal the price paid for the shares on the relevant investment date. Regardless of the source of shares, in no event will the purchase price be less than 95% of the closing price of the common shares as reported on the New York Stock Exchange on the day of purchase. Please see Question 13 for more detailed information.

Optional cash investments of less than $25 and that portion of any optional cash investments that exceed $10,000 in a particular month will be returned to the participant without interest.

Administration and Plan Administrator:

American Stock Transfer & Trust Company, or AST, initially will serve as the administrator and registered transfer agent of the Plan. You should send all correspondence with the administrator to:

American Stock Transfer & Trust Company

P.O. Box 922 Wall Street Station

New York, NY 10269-0560

Please mention Federal Realty Investment Trust and this Plan in all correspondence. You may call the Plan administrator at (718) 921-8283 or (877) 611-8039. Please see Question 5 for more detailed information.

Tracking Your Investment:

You will receive periodic statements of the transactions made in your Plan account. These statements will provide you with details of the transactions and will indicate the share balance in your Plan account. Please see Question 16 for more detailed information.

You may also track your Plan account through AST’s interactive voice response system (IVR) by calling (877) 611-8039, or over the Internet through AST’s website at www.amstock.com. You will need a password to access your Plan account information over the Internet. Please see Questions 6 and 14 for more detailed information.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, please consider the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, on file with the SEC, which is incorporated herein by reference, in addition to any risks and additional information included in this prospectus, in an applicable prospectus supplement and in any subsequent filing with the SEC that is incorporated herein by reference. The risks and uncertainties we have described are those we believe to be the principal risks that could affect us, our business or our industry, and which could result in a material adverse impact on our financial condition, results of operation or the market price of our securities. However, additional risks and uncertainties not currently known to us or that we currently deem immaterial may affect our business operations and the market price of our securities.

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Also, documents that we “incorporate by reference” into this prospectus, including documents that we subsequently file with the SEC, will contain forward-looking statements. When we refer to forward-looking statements or information, sometimes we use words such as “may,” “will,” “could,” “should,” “plans,” “intends,” “expects,” “believes,” “estimates,” “anticipates” and “continues.” The risk factors in this prospectus and in any prospectus supplement describe risks that may affect these statements but are not all-inclusive, particularly with respect to possible future events. Many things can happen that can cause actual results to be different from those we describe. Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements. We also make no promise to update any of the forward-looking statements, or to publicly release the results if we revise any of them.

THE TRUST

We are an equity real estate investment trust specializing in the ownership, management and redevelopment of high-quality retail and mixed-use properties located primarily in densely populated and affluent communities in strategically selected metropolitan markets in the Northeast and Mid-Atlantic regions of the United States, as well as in California. As of March 31, 2009, we owned or had a majority interest in community and neighborhood shopping centers and mixed-use projects which are operated as 84 predominantly retail real estate properties comprising approximately 18.1 million square feet.

We operate in a manner intended to enable us to qualify as a REIT pursuant to provisions of the Internal Revenue Code of 1986, as amended, or the Code.

We were founded in 1962 as a real estate investment trust under the laws of the District of Columbia and re-formed as a real estate investment trust in the state of Maryland in 1999. Our principal executive offices are located at 1626 East Jefferson Street, Rockville, Maryland 20852. Our telephone number is (301) 998-8100. Our website address is www.federalrealty.com. The information contained on our website is not a part of this prospectus and is not incorporated herein by reference.

USE OF PROCEEDS

We will use the net proceeds from the sale of common shares pursuant to the Plan, when and as received, to repay indebtedness, acquire additional properties, redevelop existing properties, redeem any outstanding preferred shares and for working capital and general trust purposes. We have not yet determined the amount of the proceeds which will be devoted to any one of these purposes. We have no basis for estimating precisely either the number of common shares that ultimately may be sold pursuant to the Plan, or the prices at which such common shares will be sold.

THE PLAN

The Plan is set forth and explained in the following questions and answers.

Purpose

1. What is the purpose of the Plan?

The primary purpose of the Plan is to provide shareholders and other interested investors a convenient and economical way to reinvest all or a portion of their cash dividends in additional common shares. A secondary purpose is to provide us with additional funds from our sales of common shares under the optional cash investment feature of the Plan, which we will use to make real estate investments, make improvements to our existing properties, repay indebtedness, and for working capital and other general trust purposes.

Participation Options

2. What are my investment options under the Plan?

By participating in the Plan, you may buy common shares through any of the following investment options:

•

Full Dividend Reinvestment. You may reinvest the cash dividends paid on all of your certificated common shares in additional common shares. This option also permits you to make optional cash investments from $25 to $10,000 per month to buy additional common shares.

•

Partial Dividend Reinvestment. You may reinvest cash dividends paid on a number of your certificated common shares in additional common shares. We will continue to pay you cash dividends on any common shares for which you do not elect dividend reinvestment, when and if such dividends are declared by our board of trustees. This option also permits you to make optional cash investments from $25 to $10,000 per month to buy additional common shares.

•

Optional Cash Investment Only. You may choose not to reinvest any cash dividends paid on your common shares, but remain enrolled in the Plan in order to make optional cash investments from $25 to $10,000 per month to buy additional common shares. We will continue to pay you cash dividends, when and if declared by our board of trustees, on the common shares owned by you then or in the future, unless you designate the shares for reinvestment pursuant to the Plan.

You must select one of these three investment options when you enroll in the Plan. If you fail to make a selection, the administrator will enroll you in the “Full Dividend Reinvestment” option and will reinvest all dividends on all common shares registered in your name.

Benefits and Disadvantages

3. What are the benefits and disadvantages of the Plan?

Benefits

•	You will not pay brokerage commissions or service fees to purchase common shares through the Plan.

•

You will get the convenience of having all or a portion of your cash dividends automatically reinvested in additional common shares. Since the administrator will credit fractional common shares to your Plan account, you will receive full investment of your dividends and optional cash investments.

•	You may join without being a current shareholder.

•	Your share certificates will be held for safekeeping by the administrator, ensuring your protection against loss, theft or destruction of the certificates representing your common shares.

•

You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your Plan account, including purchases, sales and latest balances, and you may track your Plan account by accessing AST’s IVR telephone system or Internet website.

•

You will have the flexibility of making optional cash investments from $25 to $10,000 in any one month to buy additional common shares. You may make these optional cash investments on a regular or occasional basis by check, money order or electronic fund transfer.

•	At any time, you may direct the administrator to sell or transfer all or a portion of the common shares held in your Plan account.

Disadvantages

•	Without giving you prior notice, we may direct the administrator to buy common shares under the Plan either directly from us or in open market transactions.

•

You will be treated for federal income tax purposes as receiving a distribution equal to the fair market value of the common shares credited to your account as a result of the reinvestment of cash dividends. In addition, we will pay all brokerage commissions or service fees incurred if the administrator buys shares on the open market for use with the Plan. In that case, you will be treated for federal income tax purposes as receiving an additional distribution equal to your pro rata share of these commissions or fees. The distributions will be taxable as a dividend to the extent of our earnings and profits. Accordingly, you may have a tax liability without a corresponding distribution of cash with which to pay the liability when it comes due.

•

You may not know the actual number of common shares that the administrator of the Plan buys for your account until after the applicable “investment date,” as described in more detail under Question 11.

•	The price paid for the shares on any date may be greater than the price at which shares are then trading.

•	Sales of common shares held in your Plan account may take up to five business days to process.

•	You will pay brokerage commissions or trading and transaction fees on the sale of common shares held in your Plan account.

•	The administrator will not pay interest on funds that it holds pending reinvestment or investment.

•	You may not pledge common shares deposited in your Plan account unless you withdraw the common shares from the Plan.

Eligibility

4. Who is eligible to participate in the Plan?

All shareholders are eligible to participate in the Plan. If you are a shareholder and your common shares are registered in a name other than your own (e.g., in the name of a broker, bank or nominee) and you want to participate, you may either make appropriate arrangements for your broker, bank or nominee to become a participant or you may become a shareholder of record by having a part or all of your common shares transferred to your own name. To have common shares of which you are the beneficial owner re-registered in your name, you must request your broker, bank or nominee to send you a certificate representing such common shares. A broker, bank or other nominee who wishes to participate in the Plan may do so but only with respect to all common shares held by the broker, bank or nominee.

If you are an interested investor, but not yet a shareholder, you may use the Plan to make your initial purchase of at least $250 of common shares. This initial purchase would enable you to participate in both the optional cash investment and dividend reinvestment portions of the Plan. Please note that regulations in certain countries may limit or prohibit participation in services provided under this type of Plan. Therefore, persons residing outside of the United States are responsible for complying with any such regulations. We and the Plan’s administrator reserve the right to prohibit or terminate participation of any shareholder or prospective shareholder if deemed necessary or advisable under any applicable laws or regulations.

Exclusion from Plan for short-term trading or other practices. You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of the common shares. If you do engage in short-term trading activities, we may prevent you from participating in the Plan. We reserve the right to modify, suspend or terminate participation in the Plan, by otherwise eligible holders of common shares, in order to eliminate practices which are, in our sole discretion, not consistent with the purpose or operation of the Plan or which adversely affect the price of the common shares. In addition to short-term trading activities, we reserve the right to prevent you from participating in the Plan for any other reason. It is in our sole discretion to exclude you from or terminate your participation in the Plan.

Administration

5. Who administers the Plan for the participants?

American Stock Transfer & Trust Company, or AST, administers the Plan and acts as agent for the participants. You should send all correspondence concerning the Plan to: Federal Realty Investment Trust, c/o American Stock Transfer & Trust Company, P.O. Box 922 Wall Street Station, New York, NY 10269-0560. Should you have any questions regarding the Plan or your Plan account, you may call AST at (718) 921-8283 or (877) 611-8039.

Participation

6. How does a shareholder enroll and participate in the Plan?

If you are not already a participant in the Plan, you may enroll by completing the attached authorization card and mailing it to AST or by following the enrollment procedures specified on AST’s website at www.amstock.com. If you have questions, please contact AST at (718) 921-8283 or (877) 611-8039.

Once enrolled, there are three ways that you can process transactions for your account. You can:

1. Utilize AST’s website at www.amstock.com. You will be able to process the following transactions online:

• Set up an account	• Sell shares

• Make additional purchases	• Terminate your participation in the Plan

• Change your investment options	• Request a certificate for (non-fractional) shares held in your Plan account

2. Utilize AST’s Interactive Voice Response System (IVR) by calling AST at 1-877-611-8039. You will be able to process the following transactions through the IVR system:

•	Sell shares

•	Request a certificate for (non-fractional) shares held in your Plan account

•	Terminate participation in the Plan

3. Utilize the Transaction Request Form attached to the bottom of your statement and mail it to:

American Stock Transfer & Trust Company

P.O. Box 922 Wall Street Station

New York, NY 10269-0560

By utilizing the Transaction Request form you will be able to do the following:

•	Make additional purchases

•	Sell shares

•	Deposit shares for safekeeping

•	Request a certificate for (non-fractional) shares held in your Plan account

•	Terminate your Plan account

If you are not presently a shareholder, you may enroll and make your initial investment through the Plan. To make this initial investment, include with your authorization card a check or money order drawn on a U.S. bank for a minimum of $250, or such greater amount you may specify (up to the maximum monthly amount of $10,000) made out to “American Stock Transfer and Trust Co./FRT.” Or, if you enroll by following the procedures specified on AST’s website, you may make your initial investment by wire transfer as described more fully in the answer to Question 14.

7. When may a shareholder join the Plan?

Shareholders may join the Plan at any time. If the authorization card or online enrollment is received by AST on or before the record date for the payment of the next dividend, reinvestment will begin with that dividend. If the authorization card or online enrollment is received in the period between any dividend record date and payment date, that dividend will be paid in cash and the shareholder’s initial dividend reinvestment will begin with the next dividend.

Optional cash investments may be made at any time. See Question 14 for a description of when and how amounts received will be invested in our common shares.

8. How may a participant change options under the Plan?

As a participant, you may change investment options or modify the number of common shares designated under the Partial Dividend Reinvestment option at any time by completing a new authorization card and returning it to AST at the address set forth on the authorization card. You may also process these types of transactions through AST’s Internet website and its IVR system, as described in Question 6, above. Any such change will become effective as of the dividend record date following the date the authorization card is received by AST or the IVR or Internet request has been processed by AST.

Costs

9. What costs do participants pay for their purchases of shares under the Plan?

None. There are no brokerage commissions or service fees on purchases. We will pay all costs of administration of the Plan, except that participants may incur certain costs in connection with their withdrawal from the Plan if they direct AST to sell their common shares.

Purchases and Optional Cash Investments

10. What is the source of the shares purchased under the Plan?

Initially, common shares purchased under the Plan will come from our legally authorized but unissued common shares. We may, however, in our sole discretion, direct the administrator to obtain common shares for sale through the Plan in open market purchases.

11. When will dividends and optional cash investments be invested in shares?

If we are using newly issued common shares, dividends will be reinvested on the same day as we pay our cash dividends to shareholders not participating in the Plan. The record dates for our dividend payments typically have preceded the dividend payment dates by approximately two weeks. We have historically paid dividends on January 15, April 15, July 15 and October 15 of each year. We cannot assure you that we will continue to pay dividends according to this schedule, and nothing in the Plan obligates us to do so.

Neither we nor the administrator will be liable if conditions, including our obligation to comply with the rules and regulations of the SEC, prevent the administrator from buying common shares or interfere with the timing of purchases.

We pay dividends as and when declared by our board of trustees. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of future dividends. Optional cash investments will be invested as of the 1st and 15th of each month, or the next business day if the 1st or the 15th is not a business day. If the administrator is buying common shares for the Plan through open market purchases, the administrator will reinvest dividends or make optional cash investments as soon as practicable on or after the regular investment date.

12. How many shares will be purchased with a participant’s dividends and optional cash investments?

The number of full and fractional common shares (calculated to three decimal places) purchased with a participant’s dividends and optional cash investments will be determined by dividing the aggregate amount of dividends and voluntary cash payments, if any, by the applicable purchase price of common shares.

13. What will be the price for shares purchased under the Plan?

The price of common shares purchased directly from us with reinvested cash dividends and with optional cash investments will equal 100% of the average of the daily high and low sales prices for our common shares (as published in The Wall Street Journal report of New York Stock Exchange—Composite Transactions) for the period of five trading days ending on the applicable investment date or, if the New York Stock Exchange is closed on the investment date, the five trading days immediately preceding the investment date.

If the administrator purchases common shares in the open market, then the purchase price for common shares will be the weighted average purchase price paid by the administrator for the shares on the applicable investment date. In that case, we will pay any brokerage commissions or service fees incurred by the administrator in making the open market purchases. The administrator will purchase the shares as soon as is practical on or after an investment date.

Regardless of the source of shares, in no event will the purchase price be less than 95% of the sum of the closing price of the common shares as reported on the New York Stock Exchange on the day of purchase, plus, if the shares are acquired through open market purchases, the per share amount of brokerage commissions or fees paid by us. While this is not expected to be the case, if the amount of brokerage commissions or service fees paid by us on open market purchases caused this 95% limitation not to be met, you effectively would pay the proportionate share of such brokerage commissions or service fees equal to the amount that will cause the 95% limitation to be met.

14. How does a participant make optional cash investments?

Existing shareholders and interested investors can make an optional cash investment when joining the Plan by enclosing a check or money order with your authorization card. Thereafter, optional cash payments should be mailed with the tear-off portion of your account statement or your purchase transaction advice mailed to you after a purchase is completed by the Plan administrator. Optional cash payments may also be transacted online by logging on to www.amstock.com. Enter your ten digit account number (provided to you in your account statement) and the last four digits of your social security number. You may then complete your optional cash investment confirmation in two simple steps. For first-time investors (non-registered holders) the minimum initial investment is $250.00. For existing investors who have shares already registered in their names, the minimum investment is $25.00. The maximum investment for existing or new investors is $10,000.00 in any given month.

To make your initial payment, you should mail a check, money order or automatic funds transfer election with an executed authorization card to the agent at the address set forth below. After an authorization card has been received by the agent, optional cash investments may be made by mailing a check, money order or by automatic funds transfer together with a properly executed copy of the form for such purpose which will accompany the account statement sent to participants. All checks and money orders must be payable to “American Stock Transfer and Trust Co./FRT.” Do not send cash. Optional cash investments must be received five business days prior to a particular investment date, and checks or other drafts must clear prior to such investment date, for an optional cash investment to be invested on such investment date. If a check submitted is returned to the Plan administrator as “unpaid,” the Plan administrator will resell the shares just purchased and liquidate additional shares, if necessary, to reimburse itself for any fees or loss incurred when reselling from your account.

You are also allowed to make automatic monthly purchases for a constant dollar value by instructing the Plan administrator to electronically debit and transfer funds from your bank. You may also purchase additional shares online by logging onto www.amstock.com. Please enter your bank account number and the bank’s ABA number for an investment of not less than $250.00 if you are a new investor or $25.00 if you already have an account with AST. The maximum amount of each of your investments in a given month may not exceed $10,000.00.

Common shares purchased with optional cash investments will be held by the administrator and credited to your account under the Plan. Thereafter, dividends on such common shares will automatically be fully or partially reinvested in additional common shares or paid in cash, depending upon the investment option selected, unless such common shares are withdrawn from the Plan.

Payments should be mailed to American Stock Transfer & Trust Company, P.O. Box 922 Wall Street Station, New York, NY 10269-0560. Optional cash investments which are received by the agent after the investment date will be applied to the purchase of common shares on the next following investment date. On written request from a participant, the administrator will return any uninvested voluntary cash payments if the administrator receives the request at least 72 hours prior to the investment date. Funds held by the administrator will not earn interest pending investment or return.

15. Are there any limitations on optional cash investments?

Yes. A participant may not make optional cash investments of less than $25 or more than $10,000 per month. Any amounts less than $25 or in excess of $10,000 received by the administrator in any given month from a participant will be returned to the participant, without interest.

Reports

16. What reports will participants receive?

Following each purchase of common shares for a participant under the Plan, the administrator will mail a statement of account showing the amounts invested, the number of common shares purchased, and the purchase price on the investment date. These statements should be retained for income tax purposes. During the year participants will receive copies of the same materials sent to all shareholders, including our annual reports, proxy statements and other information concerning annual shareholder meetings.

Dividends

17. Will dividends be paid on shares held in participants’ accounts under the Plan?

Yes. Dividends for all full and fractional Plan common shares will be paid to participants. You can reinvest all, a portion or none of the dividends in additional common shares depending on the investment option you elect. See Question 2 for more details regarding your investment options.

Certificates for Shares

18. Do participants receive certificates for shares purchased under the Plan?

No. The administrator holds all shares for participants in book-entry form. Instead of certificates for your shares, you will receive a quarterly dividend reinvestment statement which reflects all activity in your account.

This complimentary custodial service provides protection against loss, theft or destruction of share certificates.

19. What are the consequences if a participant requests certificates?

You may at any time request the administrator to send certificates for any full common shares credited to your account. A request for a certificate for whole common shares does not terminate participation in the Plan as long as you remain in the Plan and own, either directly or under your Plan account, one full common share. Any fractional common share balance will continue to be maintained to the credit of the participant’s account.

20. In whose name will certificates be registered when issued?

When issued, certificates for full common shares will be registered in the name in which your Plan account is maintained. For holders of record, this generally will be the name in which common share certificates are registered at the time you enroll in the Plan.

21. May shares in a Plan account be pledged?

No. If you want to pledge common shares credited to your Plan account, you must withdraw those common shares from your Plan account.

Withdrawal from the Plan

22. When may a participant withdraw from the Plan?

A participant may withdraw from the Plan at any time by accessing AST’s Internet website at www.amstock.com, by using AST’s IVR telephone system or by written request to American Stock Transfer & Trust Company, P.O. Box 922 Wall Street Station, New York, NY 10269-0560. Any voluntary cash payments sent to the administrator prior to a withdrawal request will be invested in common shares. Whenever a participant no longer owns common shares directly and owns less than one full common share under the Plan, the administrator is authorized to withdraw the participant from the Plan.

23. What happens after a participant withdraws from the Plan?

When a participant withdraws from the Plan, or upon termination of the Plan by the Trust, a certificate for the full common shares held in the participant’s Plan account and cash for any fractional common share held in that account will be mailed to the participant.

Upon withdrawal from the Plan, you may request the administrator to sell all of your common shares in the Plan account. In that case, the sale will be made as promptly as possible after processing the withdrawal request, and the administrator will pay you the proceeds of the sale, less any applicable brokerage commission or charge.

After withdrawal from the Plan has become effective, you will receive all dividends in cash unless and until you rejoin the Plan.

24. What happens to a participant’s fractional share upon withdrawal from the Plan or if the Plan is terminated?

When a participant withdraws from the Plan, or if the Plan is terminated by us, a cash adjustment representing any fraction of a common share then credited to the participant’s Plan account will be paid. The cash payment will be based upon the closing price of the common shares, on the day the withdrawal request is received or on the day the Plan is terminated.

25. When may a shareholder rejoin the Plan?

Generally, a shareholder may again become a participant at any time. However, we may, in our sole discretion, prevent a shareholder from participating in the Plan, as described in more detail under Question 4.

Other Information

26. What happens when a participant sells or transfers some or all of the shares registered in his or her name?

If you dispose of all or a portion of the common shares for which you hold certificates, the administrator will continue to reinvest dividends on common shares credited to your Plan account in additional common shares unless and until a request to withdraw such common shares from your Plan account is received by the administrator in writing or through AST’s website or IVR system.

If you dispose of a portion of your common shares and you have directed the administrator to reinvest dividends on some of your common shares (e.g., Partial Dividend Reinvestment), you should provide new instructions to the administrator in writing or through AST’s website or IVR system on how to handle your account. If the administrator does not receive new instructions, it may, in its discretion, pay cash dividends on all of your remaining common shares.

27. What effect does the disposal of all shares held directly by a participant have on a participant’s Plan account?

None, as long as you have at least one full common share in your Plan account. Dividends on your Plan common shares and any optional cash investments would continue to be invested under the Plan in additional common shares.

28. What happens if we issue a share dividend, declare a share split, have a rights offering or propose to engage in an extraordinary transaction?

Any share dividends or split common shares distributed by us on common shares held in the Plan will be credited to each participant’s account. Transaction processing may be curtailed or suspended until the completion of any share dividend, share split, rights offering or extraordinary transaction.

29. How will a participant’s Plan shares be voted at annual or special meetings of shareholders?

You will receive a proxy to vote the number of full common shares held in your Plan account. Fractional common shares in Plan accounts will not be voted. The common shares in the Plan account may only be voted by proxy and not in person at the meeting. If no instructions are indicated on a properly signed and returned proxy card, a participant’s common shares in the Plan account will be voted in accordance with the recommendations of our management. If the proxy card is not returned or is returned unsigned, the participant’s common shares will not be voted. Common shares held by you outside of the Plan may be voted by proxy or in person at the meeting.

30. What are the federal income tax consequences of participation in the Plan?

The following is a description of the material federal income tax consequences of participation in the Plan. The following discussion is for general information only and does not constitute tax advice. This discussion does not reflect every possible tax outcome or consequence that could result from participation in the Plan and does not discuss your tax consequences if you are a non-U.S. person or are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended, or the Code. You should consult your own tax advisor to determine the tax consequences particular to your situation, including any applicable state, local or foreign tax consequences.

Amounts Treated as a Distribution. Generally, a Plan participant will be treated as having received a distribution with respect to its common shares for federal income tax purposes in an amount determined as described below.

•

If the administrator uses cash dividends that the participant has elected to have reinvested to purchase common shares directly from us, the participant will be treated as receiving a distribution from us equal to the fair market value on the date of distribution of the common shares purchased on behalf of the participant.

•

If the administrator uses cash dividends that the participant has elected to have reinvested to purchase common shares on the open market, the participant will be treated for federal income tax purposes as having received a distribution from us equal to the price paid for the common shares, including all brokerage commissions or service fees paid by us.

•

A participant who makes an optional cash investment through the Plan will be treated as receiving a distribution from us for a pro rata amount of brokerage commissions or service fees paid by us if common shares are purchased on the open market.

•

Newly-enrolled participants who are making their initial investment in our shares through the Plan’s optional cash investment feature and therefore are not currently shareholders of our common shares should not be treated as receiving a distribution from us.

In the situations described above, a shareholder will be treated as receiving a distribution from us even though no cash distribution is actually received. These distributions will be taxable in the same manner as all other distributions by us, as described below under “Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders,” “—Taxation of Tax-Exempt U.S. Stockholders” and “—Taxation of Non-U.S. Stockholders,” as applicable.

Basis and Holding Period in Shares Acquired Pursuant to the Plan. The tax basis for common shares acquired by reinvesting cash distributions through the Plan generally will equal the fair market value of the common shares on the date of distribution, plus any brokerage commissions or service fees paid by us if the shares are purchased on the open market. The holding period for shares acquired by reinvesting cash distributions will begin on the day following the date of distribution.

The tax basis in common shares acquired through an optional cash investment generally will equal the cost paid by the participant in acquiring the common shares, plus any brokerage commissions or service fees paid by us if the shares are purchased on the open market. The holding period for the shares purchased through the optional cash investment feature of the Plan generally will begin on the day the shares are purchased for the participant’s account.

Withdrawal or Disposition of Shares from the Plan. When participants withdraw shares from the Plan and receive whole shares, they will not realize any taxable income. However, if they receive cash for a fraction of a share, they will be required to recognize gain or loss with respect to that fraction of a share. Participants also will be required to recognize gain or loss whenever shares are sold either pursuant to a request to the administrator or by the participant after the shares are withdrawn from the Plan. Generally, the amount of gain or loss that a participant will be required to recognize will be the difference between the amount received for the shares and the participant’s tax basis in those shares.

Effect of Withholding Requirements. Withholding requirements generally applicable to distributions from us will apply to all amounts treated as distributions pursuant to the Plan. See the discussion below under “Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders—Information Reporting and Backup Withholding,” “—Taxation of Tax-Exempt U.S. Stockholders—Information Reporting and Backup Withholding” and “—Taxation of Non-U.S. Stockholders—Information Reporting and Backup Withholding,” as applicable. All withholding amounts will be withheld from distributions before the distributions are reinvested under the Plan. Therefore, if a U.S. shareholder is subject to withholding, distributions which would otherwise be available for reinvestment under the Plan will be reduced by the withholding amount.

Tax Considerations Relating to Ownership of Common Shares. New investors and current investors should consult the general discussion under the caption “Material Federal Income Tax Considerations” on page 13 for a summary of federal income tax considerations related to the ownership of our common shares acquired under the Plan.

31. May the Plan be changed or discontinued?

While we hope to continue the Plan indefinitely, we reserve the right to suspend or terminate the Plan at any time. We also reserve the right to make modifications to the Plan. Participating shareholders will be informed of any such suspension, termination or modification.

32. What is the responsibility of the administrator and us under the Plan?

The administrator receives the participants’ dividends and optional payments, reinvests such receipts in additional common shares, maintains records of each participant’s account, holds in a nominee name all common shares purchased for participants, and advises participants as to all transactions in and the status of their accounts.

Neither we nor the administrator nor its nominees shall have any liability for any act done in good faith or for any good faith omission to act in connection with the Plan for sales or purchases, including without limitation, any claim or liability arising out of failure to terminate a participant’s account upon his death prior to receipt of written notice of death, nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

33. Who bears the risk of market price fluctuations in the common shares?

Your investment in common shares held in a Plan account is no different than an investment in directly held common shares in this regard. You bear the risk of loss and the benefits of gain from market price changes for all of your common shares.

Neither we nor the administrator can guarantee that common shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following sections summarize the material federal income tax issues that you may consider relevant relating to our taxation as a REIT under the Code, and the ownership and disposition of our common shares purchased under the Plan.

Because this section is a summary, it does not address all of the tax issues that may be important to you. For example, this discussion addresses only common shares held as capital assets. In addition, this section does not address the tax issues that may be important to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as financial institutions, brokers, dealers in securities and commodities, insurance companies, former U.S. citizens or long-term residents, regulated investment companies, real estate investment trusts, tax-exempt organizations (except to the extent discussed in “— Taxation of Tax-Exempt U.S. Shareholders” below), persons subject to the alternative minimum tax, persons that are, or that hold their shares through, partnerships or other pass-through entities, U.S. shareholders whose functional currency is not the U.S. dollar, persons that hold shares as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, or non-U.S. individuals and foreign corporations (except to the extent discussed in “— Taxation of Non-U.S. Shareholders” below). This summary does not address any aspect of state, local or foreign taxation or any U.S. federal tax other than the income tax and, only to the extent specifically provided herein, certain excise taxes potentially applicable to REITs.

This summary is based upon the provisions of the Code, the regulations of the U.S. Department of Treasury (“Treasury”) promulgated thereunder and judicial and administrative rulings now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect.

We urge you to consult your own tax advisor regarding the specific federal, state, local, foreign and other tax consequences to you of purchasing, owning and disposing of our common shares, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of the Company

We elected to be taxed as a REIT under the federal income tax laws when we filed our 1962 tax return. We have operated in a manner intended to qualify as a REIT and we intend to continue to operate in that manner. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

In the opinion of our tax counsel, Pillsbury Winthrop Shaw Pittman LLP, (i) we qualified as a REIT under Sections 856 through 859 of the Code with respect to our taxable years ended through December 31, 2008; and (ii) we are organized in conformity with the requirements for qualification as a REIT under the Code and our current method of operation and ownership will enable us to meet the requirements for qualification and taxation as a REIT for the current taxable year and for future taxable years, provided that we have operated and continue to operate in accordance with various assumptions and factual representations made by us concerning our business, properties and operations. We may not, however, have met or continue to meet such requirements. You should be aware that opinions of counsel are not binding on the Internal Revenue Service (“IRS”) or any court. Our qualification as a REIT depends on our ability to meet, on a continuing basis, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within certain categories, the diversity of the ownership of our shares, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. Pillsbury Winthrop Shaw Pittman LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis. Accordingly, our actual operating results may not satisfy the qualification tests. For a discussion of the tax treatment of us and our shareholders if we fail to qualify as a REIT, see “— Requirements for REIT Qualification — Failure to Qualify.”

As a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation” (i.e., at both the corporate and shareholder levels) that generally results from owning shares in a subchapter C corporation. However, we will be subject to federal tax in the following circumstances:

•

we will pay federal income tax on taxable income (including net capital gain) that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned;

•	we may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to our shareholders;

•

we will pay income tax at the highest corporate rate on (i) net income from the sale or other disposition of property acquired through foreclosure that we hold primarily for sale to customers in the ordinary course of business and (ii) other non-qualifying income from foreclosure property;

•

we will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business (“prohibited transactions”);

•

if we fail to satisfy the 75% gross income test or the 95% gross income test (as described below under “— Requirements for REIT Qualification — Income Tests”), but nonetheless continue to qualify as a REIT because we meet certain other requirements, we will pay a 100% tax on (i) the gross income attributable to the greater of the amount by which we fail, respectively, the 75% or 95% gross income test, multiplied, in either case, by (ii) a fraction intended to reflect our profitability;

•

if we fail, in more than a de minimis fashion, to satisfy one or more of the asset tests for any quarter of a taxable year, but nonetheless continue to qualify as a REIT because we qualify under certain relief provisions, we may be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test;

•

if we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect, but we would also be required to pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements;

•

if we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount we actually distributed;

•

we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with the rules relating to the composition of a REIT’s shareholders;

•	we may elect to retain and pay income tax on our net long-term capital gain; or

•

if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which we acquire a “carryover” basis in the asset (i.e., basis determined by reference to the C corporation’s basis in the asset (or another asset)), and we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset, we will pay tax at the highest regular corporate rate applicable on the lesser of (i) the amount of gain that we recognize at the time of the sale or disposition and (ii) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

Requirements for REIT Qualification

To qualify as a REIT, we must meet the following requirements:

1.	we are managed by one or more trustees or directors;

2.	our beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	we would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

4.	we are neither a financial institution nor an insurance company subject to certain provisions of the Code;

5.	at least 100 persons are beneficial owners of our shares or ownership certificates;

6.	not more than 50% in value of our outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (the “5/50 Rule”);

7.	we elect to be a REIT (or have made such election for a previous taxable year) and satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8.	we use a calendar year for federal income tax purposes and comply with the record keeping requirements of the Code and the related regulations of the Treasury; and

9.	we meet certain other qualification tests, described below, regarding the nature of our income and assets.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated the 5/50 Rule, we will be deemed to have satisfied the 5/50 Rule for such taxable year. For purposes of determining share ownership under the 5/50 Rule, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under Code Section 401(a), and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

We believe we have issued sufficient shares with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our declaration of trust restricts the ownership and transfer of our shares so that we should continue to satisfy requirements 5 and 6. The provisions of our declaration of trust restricting the ownership and transfer of our shares are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended, which is incorporated herein by reference, under the caption “Risk Factors—To maintain our status as a REIT, we limit the amount of shares any one shareholder can own.”

We currently have several direct corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, all of the capital stock of which is owned by the parent REIT, unless we and the subsidiary have jointly elected to have it treated as a “taxable REIT subsidiary,” in which case it is treated separately from us and will be subject to federal corporate income taxation. Thus, in applying the requirements described herein, any qualified REIT subsidiary of ours will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. We believe our direct corporate subsidiaries are qualified REIT subsidiaries, except for those that are taxable REIT subsidiaries. Accordingly, our qualified REIT subsidiaries are not subject to federal corporate income taxation, though they may be subject to state and local taxation.

A REIT is treated as owning its proportionate share of the assets of any partnership in which it is a partner and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets and items of income of any partnership (or limited liability company treated as a partnership) in which we have acquired or will acquire an interest, directly or indirectly, are treated as our assets and gross income for purposes of applying the various REIT qualification requirements. Our proportionate share is generally determined, for these purposes, based on our percentage interest in partnership equity capital.

Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT:

•

At least 75% of our gross income (excluding gross income from prohibited transactions, certain real estate liability hedges and, after July 30, 2008, certain foreign currency hedges entered into and certain recognized real estate foreign exchange gains) for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income (the “75% gross income test”). Qualifying income for purposes of the 75% gross income test includes “rents from real property,” interest on debt secured by mortgages on real property or on interests in real property, gain from the sale of real estate assets, and dividends or other distributions on and gain from the sale of shares in other REITs; and

•

At least 95% of our gross income (excluding gross income from prohibited transactions, certain real estate liability hedges and, after July 30, 2008, certain foreign currency hedges entered into and certain recognized passive foreign exchange gains) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing (the “95% gross income test”).

The following paragraphs discuss the specific application of these tests to us.

Rental Income. Our primary source of income derives from leasing properties. There are various limitations on whether rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property” (which is qualifying income for purposes of the 75% and 95% gross income tests):

•

Although, generally, rent may be based on a fixed percentage or percentages of receipts or sales, if the rent is based, in whole or in part, on the income or profits of any person, the rent will not qualify as “rents from real property.” We have not entered into any lease based in whole or part on the net income of any person and do not anticipate entering into such arrangements unless, in either instance, we determine or have determined in our discretion that such arrangements will not jeopardize our status as a REIT;

•

Except in certain limited circumstances involving taxable REIT subsidiaries, if we or someone who owns 10% or more of our shares owns 10% or more of a tenant from whom we receive rent, the tenant is deemed a “related party tenant,” and the rent paid by the related party tenant will not qualify as “rents from real property.” Our ownership and the ownership of a tenant is determined based on direct, indirect and constructive ownership. The constructive ownership rules generally provide that if 10% or more in value of our shares are owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. The applicable attribution rules, however, are highly complex and difficult to apply, and we may inadvertently enter into leases with tenants who, through application of such rules, will constitute “related party tenants.” In such event, rent paid by the related party tenant will not qualify as “rents from real property,” which may jeopardize our status as a REIT. We will use our best efforts not to rent any property to a related party tenant (taking into account the applicable constructive ownership rules), unless we determine in our discretion that the rent received from such related party tenant will not jeopardize our status as a REIT. We believe that we have not leased property to any related party tenant, except where we have determined that the rent received from such related party tenant is not material and will not jeopardize our status as a REIT;

•

In the case of certain rent from a taxable REIT subsidiary which would, but for this exception, be considered rent from a related party tenant, the space leased to the taxable REIT subsidiary must be part of a property at least 90% of which is rented to persons other than taxable REIT subsidiaries and related party tenants, and the amounts of rent paid to us by the taxable REIT subsidiary must be substantially comparable to the rents paid by such other persons for comparable space. All space currently leased to taxable REIT subsidiaries meets these conditions, and we intend to meet them in the future, unless we determine in our discretion that the rent received from a taxable REIT subsidiary will not jeopardize our status as a REIT;

•

If the rent attributable to any personal property leased in connection with a lease of property is more than 15% of the total rent received under the lease, all of the rent attributable to the personal property will fail to qualify as “rents from real property.” In general, we have not leased a significant amount of personal property under our current leases. If any incidental personal property has been leased, or we lease personal property in connection with a future lease, we believe that rent under each lease from the personal property has been or will be less than 15% of total rent from that lease or that the amount of rent attributable to the personal property will not jeopardize our status as a REIT; and

•

In general, if we furnish or render services to our tenants, other than through a taxable REIT subsidiary or an “independent contractor” who is adequately compensated and from whom we do not derive revenue, the income received from the tenants may not be deemed “rents from real property.” We may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered to be provided for the tenant’s convenience. In addition, we may render directly a de minimis amount of “non-customary” services to the tenants of a property without disqualifying the income as “rents from real property,” as long as our income from the services does not exceed 1% of our income from the related property. We have not provided services to leased properties that have caused rents to be disqualified as rents from real property, and in the future, we intend that any services provided will not cause rents to be disqualified as rents from real property.

Based on, and subject to, the foregoing, we believe that rent from our leases should generally qualify as “rents from real property” for purposes of the 75% and 95% gross income tests, except in amounts that should not jeopardize our status as a REIT. As described above, however, the IRS may assert successfully a contrary position and, therefore, prevent us from qualifying as a REIT.

On an ongoing basis, we will use our best efforts not to:

•	charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above);

•

rent any property to a related party tenant (taking into account the applicable constructive ownership rules and the exception for taxable REIT subsidiaries), unless we determine in our discretion that the rent received from such related party tenant is not material and will not jeopardize our status as a REIT;

•

derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); and

•

perform services considered to be provided for the convenience of the tenant that generate rents exceeding 1% of all amounts received or accrued during the taxable year with respect to such property, other than through an independent contractor from whom we derive no revenue, through a taxable REIT subsidiary, or if the provision of such services will not jeopardize our status as a REIT.

Because the Code provisions applicable to REITs are complex, however, we may fail to meet one or more of the foregoing.

Tax on Income From Property Acquired in Foreclosure. We will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected to the production of such income. “Foreclosure property” is any real property (including interests in real property) and any personal property incident to such real property:

•

that is acquired by a REIT at a foreclosure sale, or having otherwise become the owner or in possession of the property by agreement or process of law, after a default (or imminent default) on a lease of such property or on a debt owed to the REIT secured by the property;

•	for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where it takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Generally, property acquired as described above ceases to be foreclosure property on the earlier of:

•	the last day of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury);

•

the first day on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test;

•

the first day on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent); or

•

the first day that is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income).

Tax on Prohibited Transactions. A REIT will incur a 100% tax on net income derived from any “prohibited transaction.” A “prohibited transaction” generally is a sale or other disposition of property (other than foreclosure property) that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. With respect to prohibited transactions occurring after July 30, 2008, any foreign currency gain (as defined in Section 988(b)(1) of the Code) and any foreign currency loss (as defined in Section 988(b)(2) of the Code) will be taken into account in determining the amount of income subject to the 100% penalty tax. The prohibited transaction rules do not apply to property held by a taxable REIT subsidiary of a REIT. We believe that none of our assets (other than certain assets held through our taxable REIT subsidiaries) are held for sale to customers and that a sale of any such asset would not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset.

The Code provides a safe harbor that, if met, allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, (i) we must have held the property for at least 2 years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for 2 years for the production of rental income), (ii) we must not have made aggregate expenditures includible in the basis of the property during the 2-year period preceding the date of sale that exceed 30% of the net selling price of the property, and (iii) during the taxable year the property is disposed of, we must not have made more than 7 property sales or, alternatively, the aggregate adjusted basis or fair market value of all of the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis or 10% of the fair market value, respectively, of all of our assets as of the beginning of the taxable year. If the 7 sale limitation in (iii) above is not satisfied, substantially all of the marketing and development expenditures with respect to the property must be made through an independent contractor from whom we do not derive or receive any income. For sales on or prior to July 30, 2008, the 2-year periods referenced in (i) and (ii) above were 4 years, and the 10% fair market value test described in the alternative in (iii) above did not apply. We believe we have complied with the terms of the safe-harbor provision and we will attempt to comply with the terms of the safe-harbor in the future. We may fail to comply with the safe-harbor provision or may own property that could be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

Tax and Deduction Limits on Certain Transactions with Taxable REIT Subsidiaries. A REIT will incur a 100% tax on certain transactions between a REIT and a taxable REIT subsidiary to the extent the transactions are not on an arms-length basis. In addition, under certain circumstances the interest paid by a taxable REIT subsidiary to the REIT may not be deductible by the taxable REIT subsidiary. We believe that none of the transactions we have had with our taxable REIT subsidiaries will give rise to the 100% tax and that none of our taxable REIT subsidiaries will be subject to the interest deduction limits.

Hedging Transactions. Except to the extent provided by Treasury regulations, any income we derive from a hedging transaction (which may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts) which is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of either the 75% or 95% gross income test, and therefore will be exempt from these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate assets or is entered into primarily to manage the risk of foreign currency fluctuations with respect to qualifying income under the 75% or 95% gross income test. Real estate liability hedging transactions entered into on or before July 30, 2008, however, will likely generate nonqualifying income for purposes of the 75% gross income test, and foreign currency hedges entered into on or before July 30, 2008, will likely generate nonqualifying income for purposes of both the 75% and 95% gross income tests. Moreover, income from any hedging transaction not described above will likely continue to be treated as nonqualifying for both the 75% and 95% gross income test.

Relief from Consequences of Failing to Meet Income Tests. If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, and we file a schedule of the sources of our income in accordance with regulations prescribed by the Treasury. We may not qualify for the relief provisions in all circumstances. In addition, as discussed above in “ — Taxation of the Company,” even if the relief provisions apply, we would incur a 100% tax on gross income to the extent we fail the 75% or 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect our profitability.

Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

•

At least 75% of the value of our total assets must consist of cash or cash items (including certain receivables), U.S. government securities, “real estate assets,” or qualifying temporary investments (the “75% asset test”).

•	“Real estate assets” include interests in real property, interests in mortgages on real property and stock in other REITs. We believe that the properties qualify as real estate assets.

•

“Interests in real property” include an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property).

•

Qualifying temporary investments are investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity or long-term (at least five-year) debt offerings.

•

For investments not included in the 75% asset test, (A) the value of our interest in any one issuer’s securities, which does not include our equity ownership of other REITs, any taxable REIT subsidiary or qualified REIT subsidiary, may not exceed 5% of the value of our total assets (the “5% asset test”), (B) we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, which does not include our equity ownership in other REITs, any qualified REIT subsidiary, or any taxable REIT subsidiary (the “10% asset test”), (C) the value of our securities in one or more taxable REIT subsidiaries may not exceed 25% of the value of our total assets (20% for taxable years ending on or before December 31, 2008), and (D) no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and our assets that are not qualifying assets for purposes of the 75% asset test. For purposes of the 10% asset test that relates to value, the following are not treated as securities: (i) loans to individuals and estates, (ii) securities issued by REITs, (iii) accrued obligations to pay rent; (iv) certain debt meeting the definition of “straight debt” if neither we nor a taxable REIT subsidiary that we control hold more than 1% of the issuer’s securities that do not qualify as “straight debt,” and (v) debt issued by a partnership if the partnership meets the 75% gross income test with respect to its own gross income.

We intend to select future investments so as to comply with the asset tests.

If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (i) we satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (ii) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Relief from Consequences of Failing to Meet Asset Tests. If we fail to satisfy one or more of the asset tests for any quarter of a taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions are available for failures of the 5% asset test and the 10% asset test if (i) the failure is due to the ownership of assets that do not exceed the lesser of 1% of our total assets or $10 million, and (ii) the failure is corrected or we otherwise return to compliance with the applicable asset test within 6 months following the quarter in which it was discovered. In addition, should we fail to satisfy any of the asset tests other than failures addressed in the previous sentence, we may nevertheless qualify as a REIT for such year if (i) the failure is due to reasonable cause and not due to willful neglect, (ii) we file a schedule with a description of each asset causing the failure in accordance with regulations prescribed by the Treasury, (iii) the failure is corrected or we otherwise return to compliance with the asset tests within 6 months following the quarter in which the failure was discovered, and (iv) we pay a tax consisting of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset tests. We may not qualify for the relief provisions in all circumstances.

Distribution Requirements. Each taxable year, we must distribute dividends (other than capital gain dividends and deemed distributions of retained capital gain) to our shareholders in an aggregate amount at least equal to (1) the sum of 90% of (A) our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (B) our net income (after tax), if any, from foreclosure property, minus (2) certain items of non-cash income.

We generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if we (i) declare a dividend in one of the last three months of the calendar year to which the dividend relates which is payable to shareholders of record as determined in one of such months, and pay the distribution during January of the following taxable year, or (ii) declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax at regular corporate rates on taxable income (including net capital gain) that we do not distribute to shareholders. Furthermore, we will incur a 4% nondeductible excise tax if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods. The excise tax is on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “— Taxation of Taxable U.S. Shareholders.” For purposes of the 4% excise tax, we will be treated as having distributed any such retained amount. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of partnership net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue preferred shares or additional common shares to raise the cash necessary to make required distributions.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying deficiency dividends to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Record Keeping Requirements. We must maintain certain records to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis certain information from our shareholders designed to disclose the actual ownership of our outstanding shares. We have complied, and we intend to continue to comply, with such requirements.

Relief from Other Failures of the REIT Qualification Provisions. If we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. We may not qualify for this relief provision in all circumstances.

Failure to Qualify. If we fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders and we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Any such dividends should, however, be “qualified dividend income,” which is taxable at long-term capital gain rates for individual shareholders who satisfy certain holding period requirements for tax years through 2010. Different rules may apply for years beginning after 2010. See “— Taxation of Taxable U.S. Shareholders — Current Tax Rates.” Furthermore, subject to certain limitations of the Code, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief granted by the IRS under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

As used herein, the term “taxable U.S. shareholder” means a taxable beneficial owner of our common shares that for U.S. federal income tax purposes is

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (A) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has a valid election in effect to be treated as a U.S. person.

If a partnership, including an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of our common shares, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

Dividends and Other Taxable U.S. Shareholder Distributions. As long as we qualify as a REIT, a taxable U.S. shareholder must take into account distributions on our common shares out of our current or accumulated earnings and profits (and that we do not designate as capital gain dividends or retained long-term capital gain) as ordinary income. Such distributions will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to taxable U.S. shareholders generally will not qualify for the 15% tax rate (applicable to tax years through 2010) for “qualified dividend income.”

In determining the extent to which a distribution constitutes a dividend for federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred shares and then to distributions with respect to our common shares. If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to our shareholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of each class or series of preferred shares will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid to the holders of such class or series of preferred shares for the year and the denominator of which will be the total dividends paid to the holders of all classes of our shares for the year. The remainder of the designated capital gain dividends will be allocable to holders of our common shares.

A taxable U.S. shareholder will recognize distributions that we designate as capital gain dividends as long-term capital gain (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the taxable U.S. shareholder has held its shares. See “—Capital Gains and Losses” below. Subject to certain limitations, we will designate whether our capital gain dividends are taxable at the usual capital gains rate or at the higher rate applicable to depreciation recapture. A corporate taxable U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a taxable U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The taxable U.S.

shareholder would receive a credit or refund for its proportionate share of the tax we paid. The taxable U.S. shareholder would increase the basis in its shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A taxable U.S. shareholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the taxable U.S. shareholder’s common shares. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such common shares. To the extent a distribution exceeds both our current and accumulated earnings and profits and the taxable U.S. shareholder’s adjusted basis in its common shares, the taxable U.S. shareholder will recognize long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the taxable U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a taxable U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the taxable U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year. We will notify taxable U.S. shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.

Taxation of Taxable U.S. Shareholders on the Disposition of Our Shares. In general, a taxable U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the taxable U.S. shareholder has held the shares for more than one year and otherwise as short-term capital gain or loss. However, a taxable U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such taxable U.S. shareholder treats as long-term capital gain. All or a portion of any loss a taxable U.S. shareholder realizes upon a taxable disposition of the common shares may be disallowed if the taxable U.S. shareholder purchases substantially identical shares within the 61-day period beginning 30 days before and ending 30 days after the disposition.

Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate on ordinary income significantly exceeds the maximum tax rate on long-term capital gain applicable to non-corporate taxpayers. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property” (i.e., depreciable real property) is, to the extent that such gain would have been treated as ordinary income if the property were “Section 1245 property,” higher than the maximum long-term capital gain rate otherwise applicable. With respect to distributions that we designate as capital gain dividends and any retained capital gain that is deemed to be distributed, we may designate (subject to certain limits) whether such a distribution is taxable to our non-corporate shareholders at the lower or higher rate. The characterization of income as capital gain or ordinary income may also affect the deductibility of capital losses. A non-corporate taxpayer may generally deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Passive Activity and Investment Income Limitations. Distributions from us and gain from the disposition of our common shares will not be treated as passive activity income and, therefore, taxable U.S. shareholders will not be able to apply any passive activity losses against such income. Dividends from us (to the extent they do not constitute a return of capital or capital gain dividends) and, on an elective basis, capital gain dividends and gain from the disposition of common shares generally will be treated as investment income for purposes of the investment income limitation.

Current Tax Rates. The maximum tax rate on the long-term capital gains of domestic non-corporate taxpayers is 15% for taxable years beginning on or before December 31, 2010. The tax rate on “qualified dividend income” is the same as the maximum capital gains rate, and is substantially lower than the maximum rate on ordinary income. Because, as a REIT, we are not generally subject to tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our distributions are not generally eligible for the tax rate on qualified dividend income. As a result, our ordinary REIT distributions are taxed at the higher tax rates applicable to ordinary income. However, with respect to non-corporate taxpayers, the 15% rate does generally apply to:

•	a shareholder’s long-term capital gain, if any, recognized on the disposition of our shares;

•	distributions we designate as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case the 25% tax rate applies);

•	distributions attributable to dividends we receive from non-REIT corporations (including our taxable REIT subsidiaries); and

•	distributions to the extent attributable to income upon which we have paid corporate tax (for example, the tax we would pay if we distributed less than all of our taxable REIT income).

In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our shares become ex-dividend.

Without legislation, for non-corporate taxpayers the maximum tax rate on long-term capital gains will increase to 20% in 2011, and qualified dividend income will no longer be taxed at a preferential rate compared to ordinary income.

Information Reporting and Backup Withholding. Taxable U.S. shareholders that are “exempt recipients” (such as corporations) generally will not be subject to U.S. backup withholding and related information reporting on payments of dividends on, and the proceeds from the disposition of, our common shares unless, when required, they fail to demonstrate their status as exempt recipients. In general, we will report to our other shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder (other than an exempt recipient) may be subject to backup withholding (currently at the rate of 28%) with respect to dividends unless such holder provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. Backup withholding is not an additional tax and may be credited against a shareholder’s regular U.S. federal income tax liability or refunded by the IRS.

Taxation of Tax-Exempt U.S. Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities (“exempt organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to exempt organizations generally should not constitute UBTI. However, if an exempt organization were to finance its acquisition of shares with debt, a portion of the income that they receive from us would constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares is required to treat a percentage of the dividends that it receives from us as UBTI (the “UBTI Percentage”). The UBTI Percentage is equal to the gross income we derive from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which we pay the dividends. The UBTI rule applies to a pension trust holding more than 10% of our shares only if:

•	the UBTI Percentage is at least 5%;

•

we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

•

we are a “pension-held REIT” (i.e., either (1) one pension trust owns more than 25% of the value of our shares or (2) a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares).

Tax-exempt entities will be subject to the rules described above, under the heading “— Taxation of Taxable U.S. Shareholders” concerning the inclusion of our designated undistributed net capital gains in the income of our shareholders. Thus, such entities will, after satisfying filing requirements, be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.

Taxation of Non-U.S. Shareholders

The rules governing U.S. federal income taxation of non-U.S. shareholders (defined below) are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of common shares, including any reporting requirements. As used herein, the term “non-U.S. shareholder” means any beneficial owner of our shares (other than a partnership or entity that is treated as a partnership for U.S. federal income tax purposes) that is not a taxable U.S. shareholder or exempt organization.

Ordinary Dividends. A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of “U.S. real property interests” (as defined below) and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional conditions. If a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, however, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as taxable U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a non-U.S. corporation unless the rate is reduced or eliminated by an applicable income tax treaty). We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless (i) a lower treaty rate applies and the non-U.S. shareholder timely provides an IRS Form W-8BEN to us evidencing eligibility for that reduced rate, (ii) the non-U.S. shareholder timely provides an IRS Form W-8ECI to us claiming that the distribution is effectively connected income, or (iii) the non-U.S. shareholder holds shares through a “qualified intermediary” that has elected to perform any necessary withholding itself.

Return of Capital. A non-U.S. shareholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its common shares. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax to the extent a distribution exceeds both our current and accumulated earnings and profits and the adjusted basis of its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution just as we would withhold on an ordinary dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Capital Gain Dividends. Provided that a particular class of our shares is “regularly traded” on an established securities market in the United States, and the non-U.S. shareholder does not own more than 5% of the shares of such class at any time during the one-year period preceding the distribution, then amounts distributed with respect to those shares that are designated as capital gains from our sale or exchange of “U.S. real property interests” (defined below) are treated as ordinary dividends taxable as described above under “— Ordinary Dividends.”

If the foregoing exceptions do not apply, for example because the non-U.S. shareholder owns more than 5% of the relevant class of our shares, the non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). The term “U.S. real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and mortgage-backed securities. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to taxable U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A corporate non-U.S. shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on distributions subject to FIRPTA. We must withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we make a distribution and later designate it as a capital gain dividend, then (although such distribution may be taxable to a non-U.S. shareholder) it is not subject to withholding under FIRPTA. Instead, we must make-up the 35% FIRPTA withholding from distributions made after the designation, until the amount of distributions withheld at 35% equals the amount of the distribution designated as a capital gain dividend. A non-U.S. shareholder may receive a credit against its FIRPTA tax liability for the amount we withhold.

Distributions to a non-U.S. shareholder that we designate at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to our disposition of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below under “— Sale of Shares.”

Sale of Shares. A non-U.S. shareholder generally will not incur tax under FIRPTA on gain from the sale of its common shares as long as we are a domestically controlled REIT. A “domestically controlled” REIT is a REIT in which at all times during a specified testing period non-U.S. persons held, directly or indirectly, less than 50% in value of our shares. We anticipate that we will continue to be a domestically controlled REIT, but there is no assurance that we will continue to be so. In addition, a non-U.S. shareholder that owns, actually or constructively, 5% or less of a class of our of outstanding shares at all times during a specified testing period will not incur tax under FIRPTA on a sale of such shares if the shares are “regularly traded” on an established securities market. If neither of these exceptions were to apply, (i) the gain on the sale of the common shares would be taxed under FIRPTA, in which case a non-U.S.

shareholder would be required to file a U.S. federal income tax return and would be taxed in the same manner as taxable U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and (ii) if the shares sold were not regularly traded on an established securities market or we were not a domestically-controlled REIT, the purchaser of the shares may be required to withhold and remit to the IRS 10% of the purchase price. Additionally, a corporate non-U.S. shareholder may also be subject to the 30% branch profits tax on gains from the sale of shares taxed under FIRPTA.

A non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as taxable U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains. Capital gains dividends not subject to FIRPTA will be subject to similar rules. A non-U.S. shareholder that is treated as a corporation for U.S. federal income tax purposes and has effectively connected income (as described in the first point above) may also, under certain circumstances, be subject to an additional branch profits tax, which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty.

Wash Sales. In general, special wash sale rules apply if a shareholder owning more than 5% of our common shares avoids a taxable distribution of gain recognized from the sale or exchange of U.S. real property interests by selling our shares before the ex-dividend date of the distribution and then, within a designated period, enters into an option or contract to acquire shares of the same or a substantially identical class of our shares. If a wash sale occurs, then the seller/repurchaser will be treated as having gain recognized from the sale or exchange of U.S. real property interests in the same amount as if the avoided distribution had actually been received. Non-U.S. shareholders should consult their own tax advisors on the special wash sale rules that apply to non-U.S. shareholders.

Information Reporting and Backup Withholding. We must report annually to the IRS and to each non-U.S. shareholder the amount of distributions paid to such holder and the tax withheld with respect to such distributions, regardless of whether withholding was required. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty.

Backup withholding (currently at the rate of 28%) and additional information reporting will generally not apply to distributions to a non-U.S. shareholder provided that the non-U.S. shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common shares effected at a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of common shares by a foreign office of a broker that:

•	is a U.S. person;

•	derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the U.S.;

•	is a “controlled foreign corporation” (generally, a foreign corporation controlled by stockholders that are United States persons) for U.S. tax purposes; or

•

that is a foreign partnership, if at any time during its tax year more than 50% of its income or capital interests are held by U.S. persons or if it is engaged in the conduct of a trade or business in the U.S., unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment of the proceeds of a sale of common shares effected at a U.S. office of a broker is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. Backup withholding is not an additional tax, and may be credited against a non-U.S. shareholder’s U.S. federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information is supplied to the IRS.

Other Tax Considerations

State and Local Taxes. We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our common shares.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

LEGAL MATTERS

The validity of the offered securities and the accuracy of the discussion under “Material Federal Income Tax Considerations” will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Washington D.C.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operating rules and procedures for the Public Reference Room. Reports, proxy statements and other information concerning Federal Realty Investment Trust may also be inspected at the offices of the New York Stock Exchange, which are currently located at 20 Broad Street, New York, NY 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and all information that we will later file with the SEC will automatically update and supersede this information. Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below as well as any future documents that are deemed to be “filed” with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (File No. 1-07533) from the date of this prospectus until the termination of the offering of the securities described in this prospectus or the expiration of the registration statement.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 26, 2009, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on June 25, 2009;

•	Our Definitive Proxy Statement for our 2009 Annual Meeting of Shareholders, filed with the SEC on March 26, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the SEC on May 6, 2009, as amended by Amendment No. 1 on Form 10-Q/A, filed with the SEC on June 25, 2009;

•	Our Current Report on Form 8-K dated January 1, 2009, filed with the SEC on January 5, 2009;

•	Our Current Report on Form 8-K date February 17, 2009, filed with the SEC on February 20, 2009;

•	Our Current Report on Form 8-K dated March 16, 2009, filed with the SEC on March 19, 2009;

•	Our Current Report on Form 8-K dated May 6, 2009, filed with the SEC on May 11, 2009;

•	Our Current Report on Form 8-K dated May 26, 2009, filed with the SEC on May 27, 2009;

•	Our Current Report on Form 8-K dated June 4, 2009, filed with the SEC on June 5, 2009;

•	Description of our common shares contained in the Registration Statement on Form 8-A/A, filed June 6, 2002; and

•

Description of our Common Share Purchase Rights included in the Registration Statement on Form 8-A/A, filed March 11, 1999, in the First Amendment to Amended and Restated Rights Agreement, dated as of November 23, 2003 and filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2003, and in the Second Amendment to

Amended and Restated Rights Agreement, dated as of March 16, 2009 and filed as an exhibit to our Current Report on Form 8-K filed on March 19, 2009, each between us and American Stock Transfer & Trust Company.

We have filed with the SEC a registration statement, of which this prospectus is a part, with respect to the securities to be offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules, certain parts of which are omitted as permitted by the rules and regulations of the SEC. For further information with respect to us or the securities offered by this prospectus, please review the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of the contract or document filed as an exhibit to the registration statement. Each of these statements is qualified in its entirety by this reference.

Copies of our SEC filings are available at no cost at our website, www.federalrealty.com. In addition, you may request a copy of any report or document incorporated by reference in this prospectus, except the exhibits, unless such exhibits are specifically incorporated by reference in this prospectus or in those documents, at no cost. Any such request may be made by writing or by telephone and shall be directed to the following address:

Federal Realty Investment Trust

1626 East Jefferson Street

Rockville, Maryland 20852

Attention: Investor Relations

(301) 998-8100

You should rely only on the information in our prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus or any incorporated document is accurate as of any date other than the date of the document.

You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized anyone to provide you with any different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

1,000,000 Shares

Common Shares of Beneficial Interest

offered to shareholders

and other interested investors solely in connection with the

Dividend Reinvestment

and Share Purchase Plan

PROSPECTUS

June 29, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Set forth below are the amounts of fees and expenses (other than underwriting discounts and commissions) we will pay in connection with the offering of our securities.

SEC Registration Fee	$2,766
Printing and Mailing Costs	2,000	*
Accounting Fees and Expenses	10,000	*
Administrator’s Fees and Expenses	5,000	*
Legal Fees and Expenses	20,000	*
Miscellaneous	10,000	*

Total	$49,766	*

*	Estimate.

Item 15.	Indemnification of Directors and Officers

The registrant’s declaration of trust authorizes the registrant, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former shareholder, trustee or officer of the registrant or (ii) any individual who, while a trustee of the registrant and at the request of the registrant, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status. The registrant’s declaration of trust also permits the registrant, with approval of the registrant’s Board of Trustees, to indemnify and advance expenses to any person who served a predecessor of the registrant in any of the capacities described above and to any employee or agent of the registrant or a predecessor of the registrant.

The registrant’s bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify (a) any trustee, officer or shareholder or any former trustee, officer or shareholder, including any individual who, while a trustee, officer or shareholder and at the express request of the registrant, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, shareholder, manager, member, partner or trustee of such real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any trustee or officer or any former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) each shareholder or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the registrant’s bylaws obligate it, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a trustee, officer or shareholder or former trustee, officer or shareholder made a party to a proceeding by reason of such status, provided that, in the case of a trustee or officer, the registrant must have received from such trustee or officer (i) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the registrant and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the registrant if it shall ultimately be determined that the applicable standard of conduct was not met. The registrant may, with the approval of its trustees, provide such indemnification or payment or reimbursement of expenses to any trustee, officer or shareholder or any former trustee, officer or shareholder who served a predecessor of the Trust and to any employee or agent of the registrant or a predecessor of the registrant. Any indemnification or payment or reimbursement of the expenses permitted by the registrant’s bylaws will be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the Maryland General Corporation Law (the “MGCL”) for directors of Maryland corporations. The registrant may provide to trustees, officers and shareholders such other and further indemnification or payment or reimbursement of expenses, as the case may be, to the fullest extent permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

Title 8 of the Corporations and Associations Code of the State of Maryland, as amended, provides that a shareholder or trustee of a Maryland real estate investment trust is not personally liable for the obligations of the real estate investment trust, except that a trustee will be liable in any case in which a trustee otherwise would be liable and the trustee’s act constitutes bad faith, willful misfeasance, gross negligence or reckless disregard of the trustee’s duties. Title 8 further provides that a Maryland real estate investment trust may indemnify or advance expenses to trustees, officers, employees, and agents of the trust to the same extent as is permitted for directors, officers, employees, and agents of a Maryland corporation. Title 2 of the Corporations and Associations Code of the State of Maryland, as amended, permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or certain related capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the trust if such director or officer has been adjudged to be liable to the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits

The following exhibits, as noted, are filed herewith, previously have been filed, or will be filed by amendment.

Exhibit No.	Description

4.1	Declaration of Trust of Federal Realty Investment Trust dated May 5, 1999 as amended by the Articles of Amendment of Declaration of Trust of Federal Realty Investment Trust dated May 6, 2004, as corrected by the Certificate of Correction of Articles of Amendment of Declaration of Trust of Federal Realty Investment Trust dated June 17, 2004, as amended by the Articles of Amendment of Declaration of Trust of Federal Realty Investment Trust dated May 6, 2009 (previously filed as Exhibit 3.1 to the Trust’s Registration Statement on Form S-3, filed on June 16, 2009 (File No. 333-160009) and incorporated herein by reference)

4.2	Amended and Restated Bylaws of Federal Realty Investment Trust dated February 12, 2003, as amended October 29, 2003, May 5, 2004, February 17, 2006 and May 6, 2009 (previously filed as Exhibit 3.2 to the Trust’s Registration Statement on Form S-3, filed on June 16, 2009 (File No. 333-160009) and incorporated herein by reference)

4.3	Specimen Common Share certificate (previously filed as Exhibit 4(i) to the Trust’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-07533) and incorporated herein by reference)

4.4	Amended and Restated Rights Agreement, dated March 11, 1999, between the Trust and American Stock Transfer & Trust Company (previously filed as Exhibit 1 to the Trust’s Registration Statement on Form 8-A/A filed on March 11, 1999 (File No. 1-07533) and incorporated herein by reference)

4.5	First Amendment to Amended and Restated Rights Agreement, dated as of November 2003, between the Trust and American Stock Transfer & Trust Company (previously filed as Exhibit 4.5 to the Trust’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-07533) and incorporated herein by reference)

4.6	Second Amendment to Amended and Restated Rights Agreement, dated as of March 11, 2009, between the Trust and American Stock Transfer & Trust Company (previously filed as Exhibit 4.3 to the Trust’s current Report on Form 8-K (File No. 001-07533) and incorporated herein by reference)

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the legality of the securities being registered

8.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding certain federal income tax matters

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibits 5.1 and 8.1)

24.1*	Power of Attorney (included on the signature page hereto)

99.1*	Form of Enrollment Application

*	Included with this filing.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities:

the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Rockville, State of Maryland, on June 29, 2009.

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Andrew P. Blocher
Andrew P. Blocher Senior Vice President-Chief Financial Officer and Treasurer

POWER OF ATTORNEY

We, the undersigned trustees and officers of Federal Realty Investment Trust, a Maryland real estate investment trust, do hereby constitute and appoint Donald C. Wood, Andrew P. Blocher and Dawn M. Becker, and each and either of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said trust to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto and thereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Donald C. Wood Donald C. Wood	President, Chief Executive Officer and Trustee (principal executive officer)	June 29, 2009

/s/ Andrew P. Blocher Andrew P. Blocher	Senior Vice President-Chief Financial Officer and Treasurer (principal financial and accounting officer)	June 29, 2009

/s/ Joseph S. Vassalluzzo Joseph S. Vassalluzzo	Non-Executive Chairman	June 29, 2009

/s/ Jon E. Bortz Jon E. Bortz	Trustee	June 29, 2009

/s/ David W. Faeder David W. Faeder	Trustee	June 29, 2009

/s/ Kristin Gamble Kristin Gamble	Trustee	June 29, 2009

/s/ Gail P. Steinel Gail P. Steinel	Trustee	June 29, 2009

/s/ Warren M. Thompson Warren M. Thompson	Trustee	June 29, 2009

EXHIBIT INDEX

Exhibit No.	Description

4.1	Declaration of Trust of Federal Realty Investment Trust dated May 5, 1999 as amended by the Articles of Amendment of Declaration of Trust of Federal Realty Investment Trust dated May 6, 2004, as corrected by the Certificate of Correction of Articles of Amendment of Declaration of Trust of Federal Realty Investment Trust dated June 17, 2004, as amended by the Articles of Amendment of Declaration of Trust of Federal Realty Investment Trust dated May 6, 2009 (previously filed as Exhibit 3.1 to the Trust’s Registration Statement on Form S-3, filed on June 16, 2009 (File No. 333-160009) and incorporated herein by reference)

4.2	Amended and Restated Bylaws of Federal Realty Investment Trust dated February 12, 2003, as amended October 29, 2003, May 5, 2004, February 17, 2006 and May 6, 2009 (previously filed as Exhibit 3.2 to the Trust’s Registration Statement on Form S-3, filed on June 16, 2009 (File No. 333-160009) and incorporated herein by reference)

4.3	Specimen Common Share certificate (previously filed as Exhibit 4(i) to the Trust’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-07533) and incorporated herein by reference)

4.4	Amended and Restated Rights Agreement, dated March 11, 1999, between the Trust and American Stock Transfer & Trust Company (previously filed as Exhibit 1 to the Trust’s Registration Statement on Form 8-A/A filed on March 11, 1999 (File No. 1-07533) and incorporated herein by reference)

4.5	First Amendment to Amended and Restated Rights Agreement, dated as of November 2003, between the Trust and American Stock Transfer & Trust Company (previously filed as Exhibit 4.5 to the Trust’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-07533) and incorporated herein by reference)

4.6	Second Amendment to Amended and Restated Rights Agreement, dated as of March 11, 2009, between the Trust and American Stock Transfer & Trust Company (previously filed as Exhibit 4.3 to the Trust’s current Report on Form 8-K (File No. 001-07533) and incorporated herein by reference)

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the legality of the securities being registered

8.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding certain federal income tax matters

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibits 5.1 and 8.1)

24.1*	Power of Attorney (included on the signature page hereto)

99.1*	Form of Enrollment Application

*	Included with this filing.